EXHIBIT 99.1

Media Contact:
Tim Hunt
Director, Public Affairs
Biogen Idec
Tel: (617) 914-6524

Investment Community Contact:
Elizabeth Woo
Senior Director, Investor Relations
Biogen Idec
Tel: (617) 679-2812

FOR IMMEDIATE RELEASE

Biogen Idec Reports 19 Percent Revenue Growth for 2003
(Unaudited Pro Forma Combined)

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2003 Full Year Revenues Exceed $1.85 Billion (Unaudited Pro Forma Combined)

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2003 Full Year Earnings to be Reported on March 2

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Cambridge, MA (February 11, 2004) — Biogen Idec (NASDAQ: BIIB) today reported unaudited pro forma revenues for the fourth quarter and full year 2003 (see attached tables for reconciliation of unaudited GAAP revenues to unaudited pro forma combined revenues). Led primarily by strong worldwide performances from AVONEX® (Interferon beta-1a) and RITUXAN® (rituximab), Biogen Idec’s unaudited pro forma total revenues for 2003 rose 19 percent to $1.852 billion versus a comparable basis in 2002 of $1.553 billion. Unaudited pro forma combined revenues in the fourth quarter increased 15 percent to $491 million versus a comparable basis in 2002 of $426 million.

As a result of the merger, Biogen Idec will report GAAP results for the fourth quarter and full year 2003 that include the consolidated results of a full year of the former IDEC Pharmaceuticals Corporation and the 7 weeks of post-merger activity of the former Biogen, Inc. Unaudited GAAP revenues for the full year 2003 will exceed $679 million. In order to provide reasonably comparable trend perspectives, pro forma information includes full quarter and full year revenues, as if the two companies had been combined for the duration of each period. The GAAP financial results will be provided for the fourth quarter and full year 2003 on March 2, 2004.

James Mullen, Biogen Idec’s Chief Executive Officer, stated, “We are pleased to enter 2004 with excellent revenue momentum.”

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Page 2    Biogen Idec Reports 19 Percent Revenue Growth for 2003

“This strong revenue growth once again underscores the strategic rationale to the Biogen Idec merger,” stated William Rastetter, Ph.D., Executive Chairman of Biogen Idec. “With more 1,000 employees dedicated to research and development, this revenue momentum will fuel our continued commitment to pioneering new standards of care for patients.”

About Biogen Idec

Biogen Idec creates new standards of care in oncology and immunology. As a global leader in the development, manufacturing, and commercialization of novel therapies, Biogen Idec transforms scientific discoveries into advances in human healthcare. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.

Safe Harbor

This press release contains forward-looking statements regarding expected financial results for 2003. These statements are based on the Company’s current beliefs and expectations. A number of risks and uncertainties could cause actual results to differ materially. For example, the company’s audited financial results may be different from the results presented in this release. For more detailed information on the risks and uncertainties associated with these forward looking statements and the Company’s other activities see the periodic reports filed with the Securities and Exchange Commission by IDEC Pharmaceuticals Corporation and Biogen, Inc. The Company does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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Page 3     Biogen Idec Reports 19 Percent Revenue Growth for 2003

Biogen Idec Inc
Revenues For The Fourth Quarter of 2003
Unaudited Combined Pro Forma Revenue
(in thousands)

The non-GAAP pro forma financial measure presented below is utilized by Biogen Idec management to gain an understanding of the comparative revenue performance of the Company. This non-GAAP financial measure may be useful in including those non-GAAP activities or transactions that may be relevant to obtaining an understanding of the trends of the Company or the prospects of future performance.

	Three Months Ended
	December 31,

	2003			2002

	Unaudited GAAP	Biogen Revenue	Pro Forma	Pro Forma
	Revenue (a)	Pre-merger (c)	Combined Revenue	Combined Revenue

REVENUES
Former Biogen, Inc.:
Avonex®	$142,603	$167,513	$310,116	$256,267
Amevive®	9,356	7,984	17,340	—
Royalties	13,026	14,795	27,821	46,163
Contract	252	1,004 (b)	1,256	—

Total Biogen Revenues	165,237	191,296	356,533	302,430

Former IDEC Pharmaceuticals Corporation:
Zevalin®	4,533	—	4,533	5,453
Revenues from unconsolidated joint business (Rituxan®)	129,813	—	129,813	116,559
Corporate partner revenues	178	—	178	1,640

Total IDEC Revenues	134,524	—	134,524	123,652

Total Revenues	$299,761	$191,296	$491,057	$426,082

(a)	US GAAP includes revenue from the former Biogen, Inc. for the period following the merger close of November 13, 2003 through December 31, 2003 only and IDEC Pharmaceuticals Corporation for the full year.

(b)	Contract Revenue for Biogen Idec Inc. excludes any former Biogen, Inc. and IDEC Pharmaceuticals Corporation collaboration revenues as contract revenues between the parties are eliminated in consolidation for the newly combined Company.

(c)	Represents former Biogen, Inc. revenue that would not be included on a GAAP basis but is included on a pro forma non-GAAP basis for comparative analysis.

Page 4     Biogen Idec Reports 19 Percent Revenue Growth for 2003

Biogen Idec Inc
Revenues For The Full Year 2003
Unaudited Combined Pro Forma Revenue
(in thousands)

The non-GAAP pro forma financial measure presented below is utilized by Biogen Idec management to gain an understanding of the comparative revenue performance of the Company. This non-GAAP financial measure may be useful in including those non-GAAP activities or transactions that may be relevant to obtaining an understanding of the trends of the Company or the prospects of future performance.

	Twelve Months Ended
	December 31,

	2003			2002

	Unaudited GAAP	Biogen Revenue	Pro Forma	Pro Forma
	Revenue (a)	Pre-merger (c)	Combined Revenue	Combined Revenue

REVENUES
Former Biogen, Inc.:
Avonex®	$142,603	$1,025,874	$1,168,477	$1,034,357
Amevive®	9,356	31,058	40,414	—
Royalties	13,026	115,234	128,260	114,007
Contract	252	1,004 (b)	1,256	—

Total Biogen Revenues	165,237	1,173,170	1,338,407	1,148,364

Former IDEC Pharmaceuticals Corporation:
Zevalin®	19,602	—	19,602	13,711
Revenues from unconsolidated joint business (Rituxan®)	493,049	—	493,049	385,809
Corporate partner revenues	1,210	—	1,210	4,702

Total IDEC Revenues	513,861	—	513,861	404,222

Total Revenues	$679,098	$1,173,170	$1,852,268	$1,552,586

(a)	US GAAP includes revenue from the former Biogen, Inc. for the period following the merger close of November 13, 2003 through December 31, 2003 only and IDEC Pharmaceuticals Corporation for the full year.

(b)	Contract Revenue for Biogen Idec Inc. excludes any former Biogen, Inc. and IDEC Pharmaceuticals Corporation collaboration revenues as contract revenues between the parties are eliminated in consolidation for the newly combined Company.

(c)	Represents former Biogen, Inc. revenue that would not be included on a GAAP basis but is included on a pro forma non-GAAP basis for comparative analysis.